Exhibit 10.1
LAS VEGAS SANDS CORP. EXECUTIVE CASH INCENTIVE PLAN
(Amended and Restated as of March 2, 2026)
I.Purpose
The purpose of the Plan (as defined below) is to establish a program of incentive compensation for designated officers and/or key executive employees of the Company (as defined below), and its subsidiaries and divisions that is directly related to the performance results of such individuals. The Plan provides annual incentives, contingent upon continued employment and meeting certain corporate goals, to certain key executives who make substantial contributions to the Company.
II.Definitions
The following definitions shall be applicable throughout the Plan.
“Annual Cash Incentive Award” means the award or awards, as determined by the Committee, to be granted to a Participant based on that Participant’s level of attainment of his or her goals established in accordance with Articles IV and V of the Plan.
“Board” means the Board of Directors of the Company.
“Clawback Policies” means the Company’s Forfeiture of Improperly Received Compensation Policy, effective January 23, 2018, as may be amended from time to time, and the Company’s Clawback Policy, effective December 1, 2023, as may be amended from time to time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means either (i) the Board or (ii) a committee selected by the Board to administer the Plan and composed of not less than two directors. If at any time such a Committee has not been so designated, the Compensation Committee of the Board shall constitute the Committee or if there shall be no Compensation Committee of the Board, the Board shall constitute the Committee.
“Company” means Las Vegas Sands Corp., a Nevada corporation, and any successor thereto.
“Designated Beneficiary” means the beneficiary or beneficiaries designated by a Participant in accordance with Article XV hereof to receive the amount, if any, payable under the Plan upon such Participant’s death.
“Participant” means any officer or key executive of the Company and its subsidiaries designated by the Committee to participate in the Plan.
“Payment Date” means the date on which an Annual Cash Incentive Award is paid in accordance with Article VI.

“Performance Period” means the period during which performance is measured to determine the level of attainment of an Annual Cash Incentive Award, which shall be the fiscal year of the Company or such other period as may be determined by the Committee.
“Plan” means the Las Vegas Sands Corp. Executive Cash Incentive Plan.
“Section 409A” means Section 409A of the Code.
III.Eligibility
Participants in the Plan shall be selected by the Committee for each Performance Period from those officers and key executives of the Company and its subsidiaries whose efforts contribute materially to the success of the Company. No employee shall be a Participant unless he or she is selected by the Committee, in its sole discretion. No employee shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period.
IV.Administration
The Committee, in its sole discretion, will determine eligibility for participation, establish the maximum aggregate award which may be earned by each Participant (which may be expressed in terms of a dollar amount, percentage of salary or any other measurement), establish performance criteria and related performance goals for each Participant (which may be objective or subjective, absolute or relative and based on individual, Company, subsidiary and/or division performance), calculate and determine each Participant’s level of attainment of such performance goals, and calculate the Annual Cash Incentive Award for each Participant based upon such level of attainment.
Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as further described in Article XVII. The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan. The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices.
V.Annual Cash Incentive Awards
The Committee, based upon information to be supplied by management of the Company and, where determined as necessary by the Board, the ratification of the Board, will establish for each Performance Period a maximum aggregate award (and, if the Committee deems appropriate, threshold and target awards) and performance goals relating to the applicable performance criteria for each Participant and communicate such award levels and performance goals to each Participant prior to or during the Performance Period for which such award may be made. Annual Cash Incentive Awards will be earned by each Participant based upon the level of attainment of his or her performance goals during the applicable Performance Period; provided that the Committee may reduce the amount of any Annual Cash Incentive Award in its sole and absolute discretion. As soon as practicable after the end of the applicable Performance Period, the Committee shall determine the level of attainment of the performance goals for each Participant and the Annual Cash Incentive Award to be made to each Participant.
If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the applicable performance goals for an Annual Cash Incentive Award to be unsuitable, the Committee may modify such performance goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. Unless otherwise determined by the Committee at the time an Annual Cash Incentive Award is granted, the Committee is authorized at any time to specify adjustments or modifications to be made to the calculation of a performance goal for such Performance Period, based on and in order to appropriately reflect nonrecurring events including, but not limited to: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) nonrecurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; and (x) a change in the Company’s fiscal year.
VI.Payment of Annual Cash Incentive Awards
Except as provided in Articles VII and VIII below, Annual Cash Incentive Awards earned during any Performance Period shall be paid as soon as practicable following the end of such Performance Period, but in no event later than March 15 of the year following the completion of the Performance Period, and the determination of the amount thereof shall be made by the Committee. Payment of Annual Cash Incentive Awards shall be made in the form of cash. Annual Cash Incentive Award amounts earned but not yet paid will not accrue interest.
VII.Deferral of Annual Cash Incentive Awards
If so permitted by the Committee, a Participant may elect to defer receipt of all or a portion of an Annual Cash Incentive Award pursuant to the terms of any applicable Company deferred compensation plan as may be in effect from time to time.
VIII.Termination of Employment
A Participant shall be eligible to receive payment of his or her Annual Cash Incentive Award earned during a Performance Period, so long as the Participant is employed on the Payment Date. In the event of a Participant’s death prior to the Payment Date, such payment shall be made to the Participant’s Designated Beneficiary or, if there is none living, to the estate of the Participant. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit a Participant to receive payment of all or a pro rata portion of his or her Annual Cash Incentive Award following a termination of such Participant’s employment prior to the Payment Date.
IX.Reorganization or Discontinuance
The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from a merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.
If the business conducted by the Company shall be discontinued, any previously earned and unpaid Annual Cash Incentive Awards under the Plan shall become immediately payable to the Participants then entitled thereto.
X.Non-Alienation of Benefits
A Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.
XI.No Claim or Right to Plan Participation or Employment
No employee or other person shall have any claim or right to be selected as a Participant under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company or any of its subsidiaries.
XII.Clawback
Notwithstanding any other provisions in the Plan, any Annual Cash Incentive Award which is subject to recovery under any law, government regulation, stock exchange listing requirement or Company policy, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement), including, without limitation, the Clawback Policies. By accepting any Annual Cash Incentive Award under the Plan, a Participant knowingly, voluntarily and irrevocably consents to and agrees to be bound by and subject to the terms and conditions of the Clawback Policies, including that (i) the Participant will promptly return any erroneously awarded compensation that is required to be repaid in accordance with the Clawback Policies, (ii) any Annual Cash Incentive Award that Participant receives, have received or may become entitled to receive from the Company pursuant to the Plan is subject to the Clawback Policies, and the Clawback Policies may affect such Annual Cash Incentive Award, and (iii) Participant has no right to indemnification, insurance payments or other reimbursement by or from the Company for any Annual Cash Incentive Award that is subject to recoupment and/or forfeiture under the Clawback Policies.

XIII.Taxes
The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes that the Committee, in its sole discretion, determines are required to be withheld with respect to such payments.
XIV.Section 409A
The benefits provided under this Plan are intended to be excepted from coverage under Section 409A and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A and the regulations promulgated thereunder (and not excepted therefrom) the provisions of this Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A, as applicable (or disregarded to the extent such provision cannot be so administered, interpreted or construed). In no event, however, shall the Board (or any member thereof), the Committee (or any member thereof) or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A.
XV.Designation and Change of Beneficiary
Each Participant may indicate upon notice to him or her by the Committee of his or her right to receive an Annual Cash Incentive Award a designation of one or more persons as the Designated Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the death of the Participant. Such designation shall be in writing to the Committee. A Participant may, from time to time, revoke or change his or her Designated Beneficiary without the consent of any prior Designated Beneficiary by filing a written designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. In the event that a Participant fails to designate a Designated Beneficiary as provided in this Article XV, or if the Designated Beneficiary predeceases the Participant, then any Annual Cash Incentive Award payable following the Participant’s death shall be payable to such Participant’s estate.
XVI.No Liability of Committee Members
No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

XVII.Termination or Amendment of the Annual Cash Incentive Plan
The Committee may amend, suspend or terminate the Plan at any time.
XVIII.Unfunded Plan
Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Designated Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.
The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.
XIX.Governing Law
The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Nevada (and, to the extent applicable, the regulations of the Nevada Gaming Commission, the rules, directives and decisions of the Nevada Gaming Commission and State Gaming Control Board, the ordinances of Clark County, Nevada, and the regulations of the Clark County Liquor and Gaming Licensing Board) without reference to principles of conflict of laws.
XX.Effective Date
The effective date of the Plan, as amended and restated, is March 2, 2026. Any outstanding Annual Cash Incentive Award granted prior to such effective date will continue to be governed by the prior Plan.